Old Point Announces New Leadership

September 9, 2015, Hampton, VA – Old Point National Bank's Board of Directors is pleased to announce that the bank has appointed a new President & Chief Executive Officer.  Robert F. Shuford, Jr., who most recently served as the bank's Senior Executive Vice President and Chief Operating Officer was appointed President & Chief Executive Officer of the bank effective Tuesday, September 8, 2015, succeeding Louis G. Morris, who will retire at the end of 2015.

"The Board is pleased to announce that we have established a clear path for strong leadership for our organization now and into the future," said Dr. Arthur D. Greene, Lead Independent Director of Old Point National Bank. "The Board is fully committed to the success of the entire Old Point organization.  We will work closely with Rob and the members of Old Point's management team to continue to deliver value to our shareholders and exceptional service to this community."

Chairman of the Board, Robert F. Shuford, Sr. said, "Over the years, Old Point has developed a reputation in the community for customer service, stability, and our commitment to the entire Hampton Roads region.  Louis has worked tirelessly to uphold these qualities.  We thank him for his service and expect to see the impact of his leadership for many years to come."

Old Point National Bank is a wholly-owned subsidiary of Old Point Financial Corporation with branches throughout Hampton Roads.  It is a full service bank offering a wide range of financial services, from free checking and comprehensive commercial services to home equity products. OldPoint.com

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